Exhibit 99.1
INTERNATIONAL SHIPHOLDING CORPORATION REPORTS
FOURTH QUARTER AND YEAR-END 2010 RESULTS

Mobile, Alabama, January 26, 2011 – International Shipholding Corporation (NYSE: ISH) today announced the financial results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Highlights

•	Generated net income of $8.941 million for the three months ended December 31, 2010
•	Declares quarterly dividend of $0.375 per share payable on March 1, 2011 to shareholders of record as of February 16, 2011

Net Income
International Shipholding Corporation today reported results for the three months and year ended December 31, 2010.  The Company reported net income of $8.941 million for the three months ended December 31, 2010, compared to $10.777 million for the three months ended December 31, 2009.  For the full year 2010, net income was $15.302 million, compared to $42.221 million for 2009. Results for 2009 included an impairment charge on an International flag container vessel of $2.899 million while the 2010 results include the impairment charge of $25.430 million on the Company’s Rail Ferry service.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated: “In 2010 we continued to increase our contracted revenue stream and expand our fleet of diversified vessels operating on medium to long-term contracts. During the year, we refinanced a US flag pure car truck carrier and placed it on a newly negotiated long-term charter. Additionally, we commenced operations of an international flag pure car truck carrier on a medium-term charter. Our Oslo Bulk Joint Venture continued to progress as planned, and we took delivery of the first five of the 10 new mini bulkers that we invested in last year. This month we took delivery of three new Handysize bulk carriers.

“While maintaining our dividend of $0.375 per share, we also improved our financial flexibility during the year. In October of 2010, we filed a shelf registration that allows us to access up to $200 million in capital, which positions us well as we continue to pursue accretive growth opportunities.”

Operating Income
Operating Income for the three months ended December 31, 2010 was $5.5 million, as compared to income of $7.7 million for the comparable period in 2009, which included a loss of $2.1 million on the sale of an obsolete International flag container vessel.

The Company’s U. S. Flag Time Charter segment results were lower compared to the prior year period due to lower pure car/truck carrier supplemental cargo volumes.  The Company’s Contract of Affreightment segment also reported lower results in the fourth quarter of 2010 as compared to the same period in 2009, primarily as a result of lower cargo volumes.  The minimum cargo volumes required under the Contract of Affreightment was reached in 2010 but tonnage moved in 2009 exceeded this minimum requirement.  Partially offsetting these lower results were improved operating results in the Company’s Foreign Flag Time Charter segment and its Rail Ferry segment.  The Foreign Flag Time Charter benefitted from the operation of its pure car/truck carrier that delivered in 2010 while the improved Rail Ferry’s results reflected lower depreciation.

Administrative and General Expense
Administrative and general expenses decreased from the fourth quarter of 2009 by approximately $1.3 million.  The 2009 amount included a $750,000 accrued contingent liability associated with incentives received in 2007 from various Alabama agencies to relocate the Company’s corporate headquarters to Mobile, Alabama.

Interest and Other Expense
Interest Expense for the three months ended December 31, 2010 decreased from the comparable period in 2009.   Scheduled principal reductions and a lower swap interest rate on one of the loans were partially offset by the additional debt on the Company’s new international flag pure car/truck carrier.  The foreign exchange loss of $1.652 million reflects a strengthening of the Yen versus the U.S. dollar and its impact on our Yen-denominated facility.  The Yen was revalued using an 81.22 to $1 USD exchange rate.

Federal Income Tax Benefit
The Company’s income tax benefit for the fourth quarter of 2010 was $597,000 as compared to a benefit of $1.1 million for the 2009 comparable quarter.  The increase in the effective tax rate reflects the establishment of a valuation allowance against part of the deferred tax assets generated during the quarter.  The Company’s deferred tax liability balance is at levels that will require a valuation reserve on all future deferred tax assets.

Unconsolidated Entities
The fourth quarter results from the Company’s unconsolidated entities improved from the fourth quarter of 2009.  Included in the results of the 2010 fourth quarter was a reversal of a year-to-date income tax provision of $3.9 million on the undistributed earnings of the international unconsolidated entities.  During the fourth quarter, Congress extended the rule, effective retroactively to January 01, 2010, that allows for the deferral of income tax on earnings from the international unconsolidated entities.  Partially offsetting this reversal were positioning costs on our investment in a joint venture operating mini bulkers.

Balance Sheet
The Company’s working capital at December 31, 2010 was approximately $15 million, a reduction of approximately $26 million from the September 30, 2010 ending position.  This is a temporary drop resulting primarily from a construction installment payment to the yard for the three Handysize vessels delivered in January 2011.  Permanent financing replenished the installment payment in early January.  Cash, cash equivalents and marketable securities were at approximately $36 million at December 31, 2010.

During the fourth quarter, the Company had net capital outlays of approximately $32 million, which included the aforementioned construction installment payments, equity infusion in the 25% owned joint venture operating the mini bulkers and the acquisition of a small tanker vessel employed to support the Company’s Indonesian service.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.375 dividend, payable on March 1, 2011, for each share of common stock owned on the record date of February 16, 2011.   All future dividend declarations and amounts remain subject to the discretion of International Shipholding Corporation’s Board of Directors.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2009 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group

Lev Janashvili
(212) 227-7098
ljanashvili@igbir.com

David Burke
(646) 673-9701
dburke@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(All Amounts in Thousands Except Share Data)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2010	2009	2010	2009
Revenues	$57,651	$89,795	$290,049	$379,951

Operating Expenses:
Voyage Expenses	42,966	69,053	209,347	295,678
Vessel Depreciation	4,258	4,773	17,929	20,254
Impairment Loss	-	-	25,430	2,899

Gross Voyage (Loss) Profit	10,427	15,969	37,343	61,120

Administrative and General Expenses	4,924	6,219	21,202	22,641
Loss/(Gain) on Sale of Other Assets	4	2,080	(42)	2,209

Operating (Loss) Income	5,499	7,670	16,183	36,270

Interest and Other:
Interest Expense	1,608	1,745	7,157	6,110
Derivative Loss	26	-	426	-
Gain on Sale of Investment	(197)	(980)	(213)	(980)
Other Income from Vessel Financing	(564)	(655)	(2,335)	(655)
Investment (Income) Loss	(309)	(115)	(1,778)	72
Foreign Exchange Loss	1,652	-	8,196	-
	2,216	(5)	11,453	4,547
Income (Loss) Before (Benefit) Provision for Income Taxes and
Equity in Net Income (Loss) of Unconsolidated Entities	3,283	7,675	4,730	31,723

(Benefit) Provision for Income Taxes:
Current	196	56	692	306
Deferred	(793)	(1,174)	(1,982)	(3,845)
	(597)	(1,118)	(1,290)	(3,539)

Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	5,061	1,984	9,282	6,959

Income from Continuing Operations	8,941	10,777	15,302	42,221

Net Income	$8,941	$10,777	$15,302	$42,221

Net Income Available to Common Stockholders	$8,941	$10,777	$15,302	$42,221

Basic and Diluted Earnings Per Common Share:

Continuing Operations	$1.26	$1.49	$2.14	$5.84
Basic Earnings Per Common Share:	$1.26	$1.49	$2.14	$5.84

Continuing Operations	$1.25	$1.47	$2.12	$5.80
Diluted Earnings Per Common Share:	$1.25	$1.47	$2.12	$5.80

Weighted Average Shares of Common Stock Outstanding:
Basic	7,075,659	7,228,570	7,158,439	7,224,748
Diluted	7,166,958	7,323,461	7,231,178	7,282,119

Dividends Per Share	$0.375	$0.500	$1.625	$1.500

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)

	December 31,	December 31,
ASSETS	2010	2009

Current Assets:
Cash and Cash Equivalents	$24,158	$47,468
Marketable Securities	11,527	10,333
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $311 and $299 in 2010 and 2009:
Traffic	6,364	5,221
Agents'	1,555	3,353
Other	8,555	12,637
Federal Income Taxes Receivable	242	-
Net Investment in Direct Financing Leases	5,596	52,649
Other Current Assets	2,513	1,640
Notes Receivable	4,248	5,348
Material and Supplies Inventory, at Lower of Cost or Market	3,774	3,100
Total Current Assets	68,532	141,749

Investment in Unconsolidated Entities	27,261	15,971

Net Investment in Direct Financing Leases	50,102	55,046

Vessels, Property, and Other Equipment, at Cost:
Vessels	366,543	314,534
Leasehold Improvements	26,128	26,128
Construction in Progress	77,609	49,496
Furniture and Equipment	7,863	6,966
	478,143	397,124
Less - Accumulated Depreciation	(143,667)	(185,292)
	334,476	211,832

Other Assets:
Deferred Charges, Net of Accumulated Amortization	14,482	15,914
of $14,525 and $20,826 in 2010 and 2009, Respectively
Acquired Contract Costs, Net of Accumulated Amortization	-	364
of $30,525 and $30,162 in 2010 and 2009, Respectively
Due from Related Parties	4,124	5,043
Notes Receivable	40,142	44,390
Other	5,004	6,341
	63,752	72,052

	$544,123	$496,650

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)

	December 31,	December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
Current Maturities of Long-Term Debt	$21,324	$68,789
Accounts Payable and Accrued Liabilities	32,114	32,422
Total Current Liabilities	53,438	101,211

Long-Term Debt, Less Current Maturities	200,241	97,635

Other Long-Term Liabilities:
Deferred Income Taxes	2	2,070
Lease Incentive Obligation	7,022	6,262
Other	49,670	50,541
	56,694	58,873

Stockholders' Investment:
Common Stock, $1.00 Par Value, 10,000,000 Shares Authorized,	8,564	8,484
7,075,659 And 7,228,570 Shares Issued at December 31, 2010 and
December 31, 2009, Respectively
Additional Paid-In Capital	84,846	83,189
Retained Earnings	183,541	180,121
Treasury Stock, 1,1388,066 and 1,165,015 at cost	(25,403)	(20,172)
at December 31, 2010 and 2009, Respectively
Accumulated Other Comprehensive (Loss)	(17,798)	(12,691)
	233,750	238,931

	$544,123	$496,650

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)	Year Ended December 31,
	2010	2009
Cash Flows from Operating Activities:
Net Income	$15,303	$42,221
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	18,898	21,020
Amortization of Deferred Charges and Other Assets	6,569	9,878
Deferred Benefit for Income Taxes	(1,982)	(3,845)
Impairment Loss	25,430	2,899
Non-Cash Stock Based Compensation	2,341	1,834
Equity in Net Income of Unconsolidated Entities	(9,282)	(6,959)
Distributions from Unconsolidated Entities	3,000	3,000
(Gain) Loss on Sale of Assets	(42)	2,209
Gain on Sale of Investments	(213)	(980)
Loss on Foreign Currency Exchange	8,196	-
Deferred Drydocking Charges	(2,516)	(15,960)
Changes in:
Accounts Receivable	4,737	1,649
Inventories and Other Current Assets	(1,287)	704
Other Assets	1,337	(913)
Accounts Payable and Accrued Liabilities	(3,907)	6,059
Other Long-Term Liabilities	(2,195)	(135)
Net Cash Provided by Operating Activities	64,387	62,681

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	5,522	7,763
Capital Improvements to Vessels, Leasehold Improvements, and Other Assets	(123,146)	(80,303)
Proceeds from Sale of Assets	3,853	5,020
Purchase of Marketable Securities	(10,938)	(10,617)
Proceeds from Sale of Marketable Securities	9,615	3,529
Investment in Unconsolidated Entities	(4,949)	(6,250)
Payments on Related Party Note Receivables	5,167	1,082
Net Cash (Used in) Provided by Investing Activities	(114,875)	(79,776)

Cash Flows from Financing Activities:
Common Stock Repurchase	(5,231)	-
Proceeds from Issuance of Debt	153,476	41,617
Repayment of Debt	(108,029)	(14,175)
Additions to Deferred Financing Charges	(1,155)	(235)
Common Stock Dividends Paid	(11,882)	(14,479)
Net Cash Provided by/ (Used in) Financing Activities	27,179	12,728

Net (Decrease)/Increase in Cash and Cash Equivalents	(23,310)	(4,367)
Cash and Cash Equivalents at Beginning of Period	47,468	51,835

Cash and Cash Equivalents at End of Period	$24,158	$47,468

Noncash investing and financing activities:
Note received as consideration in sale of vessels	-	50,800